Exhibit 99.1

               Epoch Announces Assets Under Management Update

July 13, 2005 - Epoch Investment Partners, Inc., the operating subsidiary of Epoch Holding Corporation ("Epoch" or the "Company") (OTCBB - EPHC) today announced that its assets under management ("AUM") totaled $1.402 billion as of June 30, 2005 compared with AUM as of March 31, 2005 of $1.245 billion.

"The most recent quarter included, among others, two significant mandates that are very positive for our business" said William W. Priest, Chief Executive Officer of the Company. "In one instance we were awarded a large cap pension account from a widely respected institutional investment consulting firm. The other mandate, which includes our Long Only Absolute Return service, comes from a prestigious investment banking firm." Mr. Priest also noted that the $1.402 billion AUM figure represented a 65% increase from the AUM from one year ago. Additionally, our small cap assets under management total nearly $400 million across our US Small Cap Value, Global Small Cap Value and International Small Cap Value services.

Mr. Priest further commented that during the quarter, Epoch also expanded its investment team with the addition of Michael Welhoelter as Managing Director and Head of Quantitative Research. "I'm delighted to announce the addition of Mike. We had worked together at Credit Suisse / BEA and, most recently, he was at Columbia Management. As our AUM grows, Mike and the quantitative research team will provide additional depth to our fundamental research capabilities".

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York with offices in Sherman Oaks, Calif., the company's current product offering includes U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap Value; Absolute Return; and, as of January 2005, International Small Cap.

Additional information about Epoch Holding Corporation and Epoch Investment Partners can be found at www.eipny.com.

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Contacts at Epoch Holding Corporation:

Mark Wilson, 212-303-7200
or
Phil Clark, 212-303-7200